Filed Pursuant to Rule 424(b)(5)

Registration No. 333-219434

Supplement No. 1 dated February 6, 2020 to Prospectus Supplement dated September 15, 2017

(to Prospectus dated August 11, 2017)

This Supplement No. 1 to Prospectus Supplement supplements and amends the Prospectus Supplement dated September 15, 2017 (the “ATM Prospectus Supplement”) filed by us. This Supplement No. 1 to Prospectus Supplement should be read in conjunction with the ATM Prospectus Supplement and the Prospectus dated August 11, 2017.

We have previously entered into an At Market Issuance Sales Agreement (the “ATM Agreement”) with Roth Capital Partners, LLC and National Securities Corporation (the “Agents”), relating to shares of our common stock.

We filed the ATM Prospectus Supplement to a base prospectus dated August 11, 2017 (the “Base Prospectus”), to register the offer and sale of shares of our common stock from time to time through the Agents and pursuant to the ATM Agreement having an aggregate offering price of up to $13 million (the “ATM Offering”).

We terminated the ATM Agreement on June 25, 2019. We sold a total of 776,016 shares of common stock pursuant to the ATM Prospectus Supplement for total proceeds of $1,811,539.70. The purpose of this Supplement No. 1 to Prospectus Supplement is to terminate the ATM Offering under the ATM Prospectus Supplement and the Base Prospectus, effective on the termination date.

The date of this prospectus supplement no. 1 is February 6, 2020